Exhibit 99.3      Press Release Dated May 2, 2000

NEWS RELEASE
Contact: Calpine (408) 995-5115
Public Relations      Katherine Potter  ext. 1168
Investor Relations    Rick Barraza      ext. 1125

Calpine To Acquire Remaining 50% Interests In Two Gas-Fired Energy Facilities In New York

Company to Add 74 Megawatts of Generation in Northeast Power Market

(SAN JOSE, CALIF.) May 2, 2000 -- Calpine Corporation [NYSE:CPN], the nation's leading independent power company, today announced it has reached an agreement with an affiliate of Alexandria, Va.-based Statoil Energy, Inc. to acquire the remaining 50 percent interests in the 107-megawatt Kennedy International Airport Power Plant in Queens, N.Y. and the 40-megawatt Stony Brook Power Plant located at the State University of New York at Stony Brook on Long Island. Calpine initially acquired a 50 percent interest in both facilities in December 1997. The company will assume operation and maintenance of the plants upon completion of the acquisition in May 2000.

"This acquisition furthers Calpine's goal of establishing a significant market presence in certain key markets, one of which is the area in and around New York City," stated Calpine Senior Vice President and Eastern Region Manager, Bob Alff. "These efficient natural gas-fired power plants will play an important role in a planned system of Calpine generating plants to serve the customers in this market."

Kennedy International Airport Power Plant - Electricity and thermal energy from this 107-megawatt cogeneration plant in Queens, N.Y., is sold to the New York Port Authority for use at the John F. Kennedy International Airport under a long-term power sales agreement. Power is also sold to Consolidated Edison Company of New York, Inc., other utility customers and to the New York Power Authority.

Stony Brook Power Plant - Stony Brook is a 40-megawatt cogeneration plant. Electricity and steam are sold to the State University of New York at Stony Brook through 2023. Excess power is sold to Long Island Power Authority.

Calpine Corporation is the leading independent power company dedicated to providing customers with reliable and competitively priced electricity and thermal energy. Calpine is active in 20 states and Alberta, Canada, with corporate headquarters in San Jose, Calif. and regional offices in Houston, Texas; Pleasanton, Calif.; and Boston, Mass. Calpine currently has approximately 17,200 megawatts of capacity in operation, under construction or in announced development - enough energy to power approximately 17 million households. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN.

The matters discussed in this news release may be considered "forward looking" statements within the meaning of Section 27A of the Securities and Exchange Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties; actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause results to differ materially from those indicated by such forward-looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustments, (ii) risks associated with power plant acquisitions or mergers,including obtaining any necessary third party approvals (iii) changes in government regulation, (iv) general operating risks, (v) the dependence on third parties, (vi) the dependence on senior management and (vii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.



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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CALPINE CORPORATION

By:      /s/ Ann B. Curtis                                 Date:   May 15, 2000
         ---------------------------
         Ann B. Curtis
         Executive Vice President
         (Chief Financial Officer)

By:      /s/ Charles B. Clark, Jr.                         Date:   May 15, 2000
         ---------------------------
         Charles B. Clark,  Jr.
         Vice  President  and  Corporate Controller
         (Chief Accounting Officer)